EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Perficient, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑130624, 333-157799, 333-160465, 333-183422, 333-198589, and 333-219660) on Form S-8 of Perficient, Inc. and subsidiaries (the “Company”) of our report dated March 1, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of the Company.

Our report dated March 1, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph that states the Company acquired substantially all of the assets of Clarity Consulting, Inc. and Truth Labs, LLC (together, “Clarity”) in June 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Clarity’s internal control over financial reporting associated with 9% and 4% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Clarity.

 /s/ KPMG LLP
St. Louis, Missouri
March 1, 2018